Exhibit 99.1

Ascent Solar Announces Certain Preliminary Q3 Financial Results - More Than Doubling of its EnerPlex™ Sales.

October 28, 2013 Thornton, Co., /Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a manufacturer of consumer and off-grid products integrated with flexible thin-film photovoltaic modules (CIGS), announced today certain preliminary financial results for the Company’s third quarter ended September 30, 2013.

Based upon preliminary data, the Company expects to post third quarter revenue of $275,000, an increase of approximately 22% over second quarter. More significantly, sales of its EnerPlex™ branded consumer products more than doubled quarter over quarter to $238,000. Q3 Government R&D contract revenue declined more than 85% in large part due to delay in government funding. The company signed a contract with the Department of Defense in June and expects contract revenues in Q4 to be greater than they were in Q2.

Victor Lee, President & CEO of Ascent Solar said, “We believe the momentum in our EnerPlex product sales quarter over quarter validates our strategy of shifting towards a B2C business model, implemented nearly a year ago. We continue to experience increasing recognition of the EnerPlex brand and our sales distribution channels have continued to expand both domestically and internationally, which has contributed to the sales growth in the third quarter, and an even a stronger outlook for sales in the fourth quarter.” For more information about the EnerPlex line of products, visit www.goenerplex.com.

The Company believes the EnerPlex product line is changing the paradigm of solar-integrated consumer electronics, providing consumers with lightweight, powerful and extremely durable charging solutions for all their portable electronics.

The Company also announced that it expects to report cash as of September 30, 2013 of approximately $3.9 million.

The preliminary, unaudited information provided above is based on the Company’s current estimate of results from operations for the third quarter of 2013 and remains subject to change based on the Company’s quarterly closing procedures including our execution of our internal controls over financial reporting, or the subsequent occurrence or identification of events prior to the formal issuance of the quarterly financial statement.

About Ascent Solar Technologies: Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.

About EnerPlex (and design)™: EnerPlex is a registered trademark in the USA, European Community, Australia, Japan and Hong Kong. The EnerPlex brand represents Ascent's line of consumer products. These products, many of which are integrated with Ascent's proprietary CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements: Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com
or
Ascent Solar Technologies
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com